PRESS RELEASE

Media Contact:

James Villa

President

JVilla@IGIus.com

585.385.0610 x204

Infinite Group Receives Favorable Determination from United States Tax Court

Company has no further contingent obligations relating to the O&W Pension Plan

Pittsford, NY. April 2, 2012. Infinite Group, Inc. (OTCBB: IMCI), a leading IT service and support provider, announced today it received a favorable decision from the United States Tax Court regarding a tax dispute related to a retirement plan of Osley & Whitney, Inc. (O&W), a company Infinite Group, Inc. (IGI) sold in 2002. The court determined that IGI did not have any liability for taxes, excise taxes or penalties for the taxable years 2006 or 2007 related to the O&W Retirement Plan (O&W Plan). Pensions of O&W employees were not negatively affected by the decision.

Since 2002, when IGI sold O&W, it has been disputing the tax liability related to the pension plan for the years following the sale. This latest court decision is the final step in that process and affirms IGI’s position on the matter. “We are thrilled with this decision,” said James Villa, president of IGI. “The determination eliminates any future uncertainty regarding our liabilities related to the O&W Plan, which has burdened our business for over a decade. We are now able to focus more fully on growing our company and creating stockholder value without the distractions of the dispute.”

As a result of the decision, IGI’s March 31, 2012 financial statements will reflect an approximate $480,000 reduction in liabilities previously accrued and reflected related to excise taxes, including late fees and interest, on unfunded O&W Plan contributions. At December 31, 2011, this amount was included on IGI’s balance sheet under Current Liabilities—Accrued retirement and pension.

Background

As previously disclosed, in October 2009, IGI received a report from the Department of Treasury that stated that the Treasury staff disagreed with the Company’s position that it did not have any liability related to the O&W Plan and as a result, the Company was responsible for excise taxes attributed to the O&W Plan funding deficiency of $1,836,359 for the years 2003 through 2007, which funding deficiency could only be corrected by contributing $1,836,359 to the O&W Plan. The report also stated that proposed 10% excise taxes of $348,500, penalties for late payment of excise taxes of approximately $1.2 million and 100% excise taxes of approximately $3.5 million related to the years ended December 31, 2006 and 2007 may be imposed.

On November 1, 2011, in accordance with the terms of the Settlement Agreement, dated September 6, 2011 (Settlement Agreement), between the Company and the Pension Benefit Guaranty Corporation (PBGC), the Company received from the PBGC the executed Agreement for Appointment of Trustee and Termination of the O&W Plan (Trusteeship Agreement).  The Trusteeship Agreement: (i) terminated the O&W Plan; (ii) appointed the PBGC as the statutory trustee of the O&W Plan; and (iii) established November 30, 2001 as the termination date for the O&W Plan. Pursuant to the Settlement Agreement, the Company issued a secured promissory note in favor of the PBGC for $300,000 bearing interest at 6% per annum amortizing in quarterly payments over a seven-year period and agreed to make future payments through December 31, 2017 out of “Free Cash Flow”, as defined in the Settlement Agreement, not to exceed $569,999.

This news release may include statements that may constitute “forward-looking statements,” including estimates of future business prospects or financial results, as to which there is no assurance. Any forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are many factors that could cause actual results of Infinite Group, Inc. to differ materially from forward-looking statements. Please refer to a discussion of these factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other Securities and Exchange Commission filings, which are incorporated herein by reference. The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

About IGI

IGI is a leading IT service and support solutions provider. Its extensive technical capabilities, experience, and solutions enable commercial, government, and software companies/professional service organizations to improve IT efficiency and reduce costs. Headquartered in Pittsford, New York, IGI’s offering includes managed services, cloud computing, mobility, unified communications, information security, program and project management, systems engineering, and consulting.  IGI works with other industry innovators such as VMware, HP, Microsoft, EMC2, Dell, IBM, CACI and NetApp to deliver best in class custom solutions to their customers. Founded in 1985, the company is publicly held (OTCBB: IMCI.OB) and employs over 70 IT professionals worldwide. For more information, visit www.IGIus.com.